Exhibit 10.7

AMENDMENT TO EMPLOYMENT AGREEMENT

AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) dated as of March 12, 2015 between Validus Holdings, Ltd., a Bermuda corporation (the “Company”), and Michael Moore (the “Employee”).

WHEREAS, the Company and the Employee are parties to an Employment Agreement dated as of June 19, 2013 (the “Agreement”);

WHEREAS, the Company and the Employee wish to amend the Agreement as set forth herein;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the Company and the Employee hereby agree as follows:

1.	Section 1 of the Agreement is amended to include the following definitions:

““Change in Control” has the meaning set forth in the Amended and Restated Validus Holdings, Ltd. 2005 Long Term Incentive Plan as in effect on March 12, 2015.”

““Good Reason” means, without the Employee’s written consent and subject to the timely notice requirement and the Company’s opportunity to cure as set forth below, (a) a material breach of this Agreement by the Company; (b) a material reduction in the Employee’s Base Salary or benefits; or (c) a material and adverse change by the Company in the Employee’s duties and responsibilities as in effect prior to the date of the Change in Control, other than due to the Employee’s failure to adequately perform such duties and responsibilities as determined by the Board of Directors of the Company in good faith; provided, however, that, it shall be a condition precedent to the Employee’s right to terminate employment for Good Reason that (i) the Employee shall first have given the Company written notice that an event or condition constituting Good Reason has occurred within ninety (90) days after such occurrence, and any failure to give such written notice within such period will result in a waiver by the Employee of his right to terminate for Good Reason as a result of such event or condition, and (ii) a period of thirty (30) days from and after the giving of such written notice shall have elapsed without the Company having effectively cured or remedied such occurrence during such 30-day period; provided further, however, that the Employee’s Notice of Termination for Good Reason must be given not later than one hundred fifty (150) days following the initial existence of the condition giving rise to Good Reason.”

2.	The definition of “Date of Termination” in Section 1 of the Agreement is amended to read in its entirety as follows:

““Date of Termination” shall mean the first to occur of the following: (a) the six (6) month anniversary of the Company providing Notice of Termination to the Employee (except as set forth in clause (b) below and other than within twenty-four (24) months following a Change in Control); (b) immediately upon the Company providing summary notice pursuant to Section 10 hereof; (c) the six (6) month anniversary of the Employee providing Notice of Termination to the Company (other than for Good Reason within twenty-four (24) months following a Change in Control); or (d) immediately upon the Company providing Notice of Termination to the Employee (other than the provision of summary notice pursuant to Section 10 hereof) or the Employee providing Notice of Termination to the Company for Good Reason, in each case within twenty-four (24) months following a Change in Control, subject to the terms of Section 11 hereof.”

3.	The second sentence of Section 2 is amended to read as follows:

“This Agreement shall commence pending Immigration approval, and shall continue subject as hereinafter mentioned, ending on the Date of Termination (the “Employment Period”).”

4.
The Agreement is amended by adding the following new Section 11 to the Agreement and renumbering current Sections 11 through 22 (and any internal references to such Sections, as appropriate) as Sections 12 through 23, respectively:

“11. Termination Without Cause or For Good Reason Following a Change in Control

Notwithstanding anything set forth in this Agreement, if the Employment Period shall be terminated by the Company (other than by summary notice pursuant to Section 10 hereof) or by the Employee for Good Reason, in each case within twenty-four (24) months following a Change in Control, the Employee shall: (a) receive a lump sum payment on the Date of Termination equal to two (2) times the sum of (A) Base Salary plus (B) the target annual bonus set forth in Section 8(c) hereof; (b) receive a lump sum payment on the Date of Termination equal to the value of the benefits set forth in Sections 8(f) and (g) hereof that the Employee would have been entitled to receive absent a Notice of Termination for the twelve (12) months following the Date of Termination; and (c) receive the benefits set forth in Sections 8(d)(1) and (e) hereof through the twenty-four (24) month anniversary of the Date of Termination. The Employee’s entitlements under all other benefit plans and programs of the Company shall be as determined thereunder.”

5.	Except as set forth herein, the Agreement shall continue in full force and effect in accordance with its terms.

6.
This Amendment may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.
VALIDUS HOLDINGS, LTD.
By:    /s/ Robert Kuzloski
Printed Name: Robert Kuzloski
Title: EVP & General Counsel

By:    /s/Michael Moore
Printed Name: Michael Moore